                                                                     EXHIBIT 4.4


                                 AMENDMENT NO. 1

         This Amendment No. 1 dated as of May 17, 2002 ("Amendment") is among Weatherford International, Inc., a Delaware corporation (the "U.S. Borrower"), Weatherford Canada Ltd., an Alberta corporation (the "Canadian Borrower" and, together with the U.S. Borrower, the "Borrowers"), Weatherford International Ltd., a Bermuda exempted company (the "Bermuda Parent"), the lenders from time to time party to the Credit Agreement described below ("Lenders"), JPMorgan Chase Bank, as administrative agent for the U.S. Lenders (the "U.S. Administrative Agent"), The Bank of Nova Scotia, as documentation agent for the Lenders and as agent for the Canadian Lenders (the "Canadian Agent" and, together with the U.S. Administrative Agent, the "Agents").

                                  INTRODUCTION

         A. The Borrowers, the Agents, and the Lenders are parties to the Credit Agreement dated as of May 27, 1998 (the "Credit Agreement").

         B. The U.S. Borrower and the Canadian Borrower have requested that the Lenders agree to make certain amendments to the Credit Agreement in connection with the proposed merger of the U.S. Borrower into a newly formed acquisition company, which is a wholly owned subsidiary of Weatherford U.S. Holdings LLC, a Delaware limited liability company ("U.S. Holdings"), which is in turn a wholly owned subsidiary of the Bermuda Parent, whose common shares will be exchanged on a one-for-one basis with outstanding shares of common stock of the U.S. Borrower (the "Reorganization").

         C. Subject to the terms hereof, the Lenders and the Agents agree to the amendments and extension contained herein.

         THEREFORE, the Borrowers, the Bermuda Parent, the Agents, and the Lenders hereby agree as follows:

         Section 1. Definitions. Unless otherwise defined in this Amendment, terms used in this Amendment which are defined in the Credit Agreement shall have the meanings assigned to such terms in the Credit Agreement.

         Section 2. Amendments. The Credit Agreement is hereby amended as follows:

         (a) The Bermuda Parent shall be added as a party to the Credit Agreement, as a Guarantor.

         (b) The following definitions shall be added in alphabetical order to
Section 1.01:

                  "Bermuda Parent" means Weatherford International Ltd., a Bermuda exempted company.

                  "Borrower Obligations" means the Obligations of the Borrowers.

                  "Guarantors" mean the Bermuda Parent and U. S. Borrower as guarantors of the Guaranteed Obligations.

                  "Guaranteed Obligations" has the meaning specified in Section 11.01.

                  "Guaranty" means the guaranty contained in Article XI.

                  "2002 Merger Date" means the date upon which, pursuant to the Agreement and Plan of Merger among the Bermuda Parent, the U. S. Borrower, U. S. Holdings, and Weatherford Merger Inc., becomes effective in accordance with its terms.

                  "U. S. Holdings" means Weatherford U. S. Holdings LLC, a Delaware limited liability company.

         (c) The definitions of "Canadian Borrower Guaranteed Obligations" and "U. S. Borrower Guaranty" in Section 1.01 shall be deleted.

         (d) The following definitions shall be added to read in their entirety as follows:

                  "Change of Control" means an event or series of events by which (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Execution Date) or related persons constituting a "group" (as such term is used in Rule 13d-5 under the Exchange Act in effect on the Execution Date) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, as in effect on the Execution Date, except that a person or such group shall be deemed to have "beneficial ownership" of all shares that any such person or such group has the right to acquire without condition, other than the passage of time, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Bermuda Parent, U.S. Holdings, or the U.S. Borrower; (b) the Bermuda Parent, U.S. Holdings, or the U.S. Borrower consolidates with or merges into another Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any Person consolidates with, or merges into, the Bermuda Parent, U.S. Holdings, or the U.S. Borrower in a transaction not otherwise permitted by Section 8.02; (c) the Bermuda Parent, U.S. Holdings, or the U.S. Borrower conveys, transfers or leases all or substantially all of its assets to any Person; (d) the stockholders of the Bermuda Parent, U.S. Holdings, or the U.S. Borrower approve any plan of liquidation or dissolution of the Bermuda Parent, U.S. Holdings, or the U.S. Borrower; or (e) during any period of twelve consecutive months, individuals who, at the beginning of such period, constituted the Board of Directors of the Bermuda Parent, U.S. Holdings, or the U.S. Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Bermuda Parent, U.S. Holdings, or the U.S. Borrower, as applicable, was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Bermuda Parent, U.S. Holdings, or the U.S. Borrower, as applicable, then in office.

                  "Consolidated EBITDA" means, for any Person, for any period, the Consolidated Net Income of such Person and its consolidated Subsidiaries for such period, increased (to the extent deducted in determining Consolidated Net Income) by the sum of (a) all income taxes (including state franchise or similar taxes based on income) of such Person and its consolidated Subsidiaries paid or accrued according to GAAP for such period; (b) Consolidated Interest Expense of such Person and its consolidated Subsidiaries for such period; (c) depreciation and amortization of such Person and its consolidated Subsidiaries for such period determined in accordance with GAAP; and (d) other non-cash charges (excluding any such non-cash charges to the extent they require an accrual of, or reserve for, cash charges for any future periods) for such period determined in accordance with GAAP, and decreased (to the extent added in determining Consolidated Net Income) by any non-cash credits for such period determined in accordance with GAAP.

                  "Consolidated Indebtedness" means, for any Person, at the date of any determination thereof, Indebtedness of such Person and its consolidated Subsidiaries (other than Interest Rate Risk Indebtedness, Derivatives Obligations, and contingent obligations in respect of letters of credit) determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Interest Expense" means (without duplication), for any Person, for any period, the aggregate amount of interest, whether expensed or capitalized, paid, accrued or scheduled to be paid or accrued during such period in respect of (i) all Indebtedness of such Person and its consolidated Subsidiaries, plus (ii) the Debentures, all determined on a consolidated basis in accordance with GAAP.

                  "Interest Coverage Ratio" means, for any Person, at the end of each fiscal quarter of such Person, the ratio of (a) Consolidated EBITDA of such Person for the fiscal quarter then ended and for the immediately preceding three fiscal quarters to (b) Consolidated Interest Expense of such Person (excluding interest accrued in respect of the October 1997 Debentures but not actually paid in cash) for such four fiscal quarters.

                  "Material Subsidiary" means, at any date, (a) a consolidated Subsidiary the Capital Stock of which is owned by the Bermuda Parent and/or one or more of its Subsidiaries and that either (i) has total assets in excess of 5% of the total assets of the Bermuda Parent and its consolidated Subsidiaries, in each case as determined in accordance with GAAP or (ii) has gross net revenues in excess of 5% of the consolidated gross revenues of the Bermuda Parent and its consolidated Subsidiaries based, in each case, on the most recent audited consolidated financial statements of the Bermuda Parent.

                  "Net Worth" means, for any Person, at the date of any determination thereof, on a consolidated basis, the sum of (a) the par value or stated value of its Capital Stock, plus (b) capital in excess of par or stated value of shares of its Capital Stock, plus (or minus in the case of a deficit), (c) retained earnings or accumulated deficit, as the case may be, plus (d) and any other account which, in accordance with GAAP, constitutes stockholders' equity, excluding (e) any treasury stock, and (f) the effects upon net worth resulting from the translation of foreign currency denominated assets into Dollars.

                  "Obligors" means each Borrower and each Guarantor of the Guaranteed Obligations.

                  "Permitted Liens" means, without duplication,

(a) Liens, not otherwise permitted under any other provision of this definition, securing Indebtedness permitted under this Agreement in an aggregate principal amount at any time outstanding which does not exceed 12% of the Bermuda Parent's Net Worth;

(b) Liens for taxes or unpaid utilities not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Bermuda Parent or its Subsidiaries, as the case may be, in conformity with GAAP;

(c) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(d) pledges or deposits or deemed trusts in connection with workers' compensation, unemployment insurance, pension, employment or other social security legislation;

(e) easements, rights-of-way, use restrictions, minor defects or irregularities in title, reservations (including reservations in any original grant from any government of any land or interests therein and statutory exceptions to title) and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Bermuda Parent or any of its Subsidiaries;

(f) judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been made to the extent required by GAAP;

(g) Liens on the assets of any entity or asset existing at the time such asset or entity is acquired by the Bermuda Parent or any of its Subsidiaries, whether by merger, consolidation, purchase of assets or otherwise; provided that such Liens (i) are not created, incurred or assumed by such entity in contemplation of such entity's being acquired by Bermuda Parent or any of its Subsidiaries; (ii) do not extend to any other assets of the Bermuda Parent or any of its Subsidiaries; and (iii) the Indebtedness secured by such Lien is permitted pursuant to this Agreement;

(h) Liens securing Indebtedness of the Bermuda Parent or its Subsidiaries not prohibited by Section 8.04 incurred to finance the acquisition of fixed or capital assets, provided that (A) such Liens shall be created not more than 90 days after the acquisition of such fixed or capital assets, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (C) the Liens are not modified to secure other Indebtedness and the amount of Indebtedness secured thereby is not increased;

(i) Liens incurred to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(j) leases or subleases granted to others not interfering in any material respect with the business of the Bermuda Parent or any of its Subsidiaries;

(k) Liens to secure obligations arising from statutory or regulatory requirements;

(l) any interest or title of a lessor in property subject to any Capitalized Lease Obligation or operating lease which, in each case, is permitted under this Agreement;

(m) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Bermuda Parent or any of its Subsidiaries on deposit with or in possession of such bank;

(n) any renewal or refinancing of or substitution for, or any extension or modification of any maturity date for any Indebtedness secured by, any Lien permitted by any of the preceding clauses; provided that the debt secured is not increased nor the Lien extended to any additional assets; and

(o) Liens granted or Letters of Credit issued in connection with the obligations of Grant Prideco, Inc. incurred in connection with the TBT Leases.

         "Total Capitalization" means, for any Person, at the date of any determination thereof, the sum of (a) Consolidated Indebtedness of such Person, plus (b) Net Worth of such Person, plus (c) the outstanding principal amount of the October 1997 Debentures at such date.

         (e) In the definition of "Commitment Fee Percentage", the words "U.S. Borrower's Debt Rating" and "U.S. Borrower Debt Rating" shall be replaced with the words "Debt Rating".

         (f) In the definition of "consolidated", the words "U.S. Borrower" shall be replaced with the words "another Person for whom consolidated financial statements are to be prepared".

         (g) The first sentence of the definition of "Consolidated Net Income" is amended to replace the words "of the U.S. Borrower means, for any period, the net income or loss of the U.S. Borrower" with the words "means, for any Person, for any period, the net income or loss of such Person". In clauses (c) and (d) of the definition of "Consolidated Net Income", the words "the U.S. Borrower" shall be replaced with the words "such applicable Person".

         (h) In the definition of "Loan Documents", the words "U.S. Borrower" shall be deleted.

         (i) In the definition of "Margin Percentage", the words "U.S. Borrower Debt Rating" shall be replaced with the words "Debt Rating".

         (j) In the definition of "Material Adverse Effect", the words "U.S. Borrower" shall be replaced with the words "Bermuda Parent".

         (k) In the definitions of "Performance Level I", "Performance Level II", "Performance Level III", and "Performance Level IV", the words "and the Bermuda Parent each" shall be inserted after the words "U.S. Borrower" and the words "Debt Rating" shall replace the words "U.S. Borrower Debt Rating".

         (l) The definition of "Subsidiary" is amended to add the words "or the Bermuda Parent, as applicable" to the end of the definition.

         (m) The words "U.S. Borrower" in the term "U.S. Borrower Debt Rating" shall be deleted and in the resulting definition of "Debt Rating", the words "or the Bermuda Parent" shall be inserted after the first instance of the words "U.S. Borrower", and the words "or the Bermuda Parent, as applicable" shall be inserted after the second such instance.

         (n) In the first sentence of Section 1.03, the words "by the U.S. Borrower or the Canadian Borrower, as the case may be," shall be deleted.

         (o) Article VI is amended and restated in its entirety to read as set forth in Exhibit A to this Amendment.

         (p) Article VII is amended and restated in its entirety to read as set forth in Exhibit B to this Amendment.

         (q) Article VIII is amended and restated in its entirety to read as set forth in Exhibit C to this Amendment.

         (r) Article IX is amended and restated in its entirety to read as set forth in Exhibit D to this Amendment.

         (s) Article XI is amended and restated in its entirety to read as set forth in Exhibit E to this Amendment.

         (t) Schedule 6.01 to the Credit Agreement shall be replaced in its entirety by Schedule 6.01 attached hereto.

         Section 3. Representations and Warranties of the U.S Borrower, Canadian Borrower, and Bermuda Parent. The U.S. Borrower, the Canadian Borrower, and the Bermuda Parent represent and warrant to the Agents and the Lenders that:

         (a) the representations and warranties set forth in the Credit Agreement, as amended by this Amendment, and in the other Loan Documents are true and correct in all material respects as of the date of this Amendment;

         (b) (i) the execution, delivery and performance of this Amendment are within the corporate power and authority of the U.S. Borrower, the Canadian Borrower, and the Bermuda Parent and have been duly authorized by appropriate proceedings and (ii) this Amendment constitutes a legal, valid, and binding obligation of the U.S. Borrower, the Canadian Borrower, and the Bermuda Parent, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity; and

         (c) as of the effectiveness of this Amendment, no Default or Event of Default has occurred and is continuing.

         Section 4. Reaffirmation of Guaranty. The U.S. Borrower and the Bermuda Parent, each as a Guarantor (as defined in the Credit Agreement, as amended hereby) hereby ratifies, confirms, and acknowledges the obligations under its Guaranty are, after giving effect to this Amendment, in full force and effect and each such Guarantor continues to unconditionally and irrevocably guarantee the full and punctual payment and performance, when due, whether at stated maturity or earlier by acceleration or otherwise, all of the Guaranteed Obligations, as such Guaranteed Obligations have been amended by this Amendment. Each of the Guarantors hereby acknowledges that the delivery of this reaffirmation does not indicate or establish an approval or consent requirement by any of the Guarantors under the Guaranty, the Credit Agreement or any other Loan Document in connection with the execution and delivery of amendments to the Credit Agreement, the Notes or any of the other Loan Documents.

         Section 5. Effectiveness. This Amendment shall become effective as of the date of this Amendment, and the Credit Agreement shall be amended as provided in this Amendment, upon the occurrence of the following conditions precedent:

         (a) the U.S. Borrower, the Canadian Borrower, the Bermuda Parent, the Agents, and the Majority Lenders shall have delivered duly and validly executed originals of this Amendment to the Agents;

         (b) the representations and warranties in this Amendment shall be true and correct in all material respects;

         (c) the U.S. Administrative Agent shall have received (i) a favorable opinion of U.S. counsel for the U.S. Borrower and (ii) a favorable opinion of Bermuda counsel for the Bermuda Parent, each in form and substance reasonably satisfactory to the U.S. Administrative Agent; and

         (d) the Agreement and Plan of Merger (the "Merger Agreement"), among the Bermuda Parent, the U.S. Borrower, U.S. Holdings, and Weatherford Merger Inc., a Delaware corporation, has become effective in accordance with its terms, and the Reorganization contemplated therein has been consummated.

         Section 6. Effect on Loan Documents.

         (a) Except as amended herein, the Credit Agreement and the Loan Documents remain in full force and effect as originally executed. Nothing herein shall act as a waiver of any of the Agents' or Lenders' rights under the Loan Documents, as amended, including the waiver of any Default or Event of Default, however denominated.

         (b) This Amendment is a Loan Document for the purposes of the provisions of the other Loan Documents. Without limiting the foregoing, any breach of representations, warranties, and covenants under this Amendment may be a Default or Event of Default under other Loan Documents.

         Section 7. Choice of Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Texas and of the United States of America.

         Section 8. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original.

         [The remainder of this page has been left blank intentionally.]

         EXECUTED to be effective as of the date first above written.

                                         WEATHERFORD INTERNATIONAL, INC.


                                         By:      /s/ BURT M. MARTIN
                                            ------------------------------------
                                         Name:    Burt M. Martin
                                              ----------------------------------
                                         Title:  Senior Vice President, General
                                                 -------------------------------
                                                 Counsel and Secretary
                                                 -------------------------------

                                    WEATHERFORD CANADA LTD.


                                    By:      /s/ BURT M. MARTIN
                                       -----------------------------------------
                                    Name:    Burt M. Martin
                                         ---------------------------------------
                                    Title:   Senior Vice President and Secretary
                                          --------------------------------------

                                         WEATHERFORD INTERNATIONAL LTD.


                                         By:      /s/ BURT M. MARTIN
                                            -----------------------------------
                                         Name:    Burt M. Martin
                                              ---------------------------------
                                         Title:   Director
                                               --------------------------------

                                       JPMORGAN CHASE BANK, as U.S.
                                       Administrative Agent and as a U.S. Lender


                                       By:      /s/ BETH LAWRENCE
                                          --------------------------------------
                                       Name:    Beth Lawrence
                                            ------------------------------------
                                       Title:   Managing Director
                                             -----------------------------------



                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------

                                        THE BANK OF NOVA SCOTIA, as Canadian
                                        Agent, as Documentation Agent, as a U.S.
                                        Lender and as a Canadian Lender


                                        By:      /s/ R.B. CRATH
                                           -------------------------------------
                                        Name:    R.B. Crath
                                             -----------------------------------
                                        Title:   Director
                                              ----------------------------------


                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

                                        ABN AMRO BANK N.V., as Syndication Agent and as a U.S. Lender



                                        By:      /s/ JEFFERY G. WHITE
                                           ------------------------------------
                                        Name:    Jeffery G. White
                                             ----------------------------------
                                        Title:   Vice President
                                              ---------------------------------


                                        By:      /s/ JOHN REED
                                           ------------------------------------
                                        Name:    John Reed
                                             ----------------------------------
                                        Title:   Vice President
                                              ---------------------------------

                                        THE BANK OF NEW YORK, as a U.S. Lender


                                        By:      /s/ CRAIG J. ANDERSON
                                            -----------------------------------
                                        Name:    Craig J. Anderson
                                              ---------------------------------
                                        Title:   Vice President
                                              ---------------------------------

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

                                        BANK ONE , NA, as a U.S.Lender


                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

                                        WACHOVIA BANK, NATIONAL
                                        ASSOCIATION
                                        as a U.S. Lender


                                        By:      /s/ - illegible
                                           ------------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:
                                              ---------------------------------

                                        STANDARD CHARTERED BANK,
                                        as a U.S. Lender


                                        By:      /s/ RAGHUNANDAN MENON
                                            -----------------------------------
                                        Name:    Raghunandan Menon
                                             ----------------------------------
                                        Title:   Sr. Vice President
                                              ---------------------------------

                                        By:      /s/ PRADEEP IYER
                                           ------------------------------------
                                        Name:    Pradeep Iyer
                                             ----------------------------------
                                        Title:   Sr. Credit Officer
                                              ---------------------------------

                                        WELLS FARGO BANK TEXAS, N.A.,
                                        as a Lender


                                        By:      /s/ SCOTT GILDEA
                                           ------------------------------------
                                        Name:    Scott Gildea
                                             ----------------------------------
                                        Title:   Assistant Vice President
                                              ---------------------------------

                                                                       EXHIBIT A


                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES


                  To induce the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit and accept and purchase Bankers' Acceptances, each Obligor represents and warrants as to itself and the Bermuda Parent and the U.S. Borrower represent and warrant as to themselves and the other Obligors (such representations and warranties to survive any investigation and the making of the Loans and the issuance of any Letters of Credit and the acceptance and purchase of any Bankers' Acceptances) to the Lenders and the Agents as follows:

                  SECTION 6.01. Organization and Qualification. Each Obligor and each Material Subsidiary (a) is a corporation, partnership or entity having limited liability that is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate, partnership or other power and authority to own its property and to carry on its business as now conducted and (c) is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the failure to be so qualified would, together with all such other failures of the Obligors and their Subsidiaries, have a Material Adverse Effect. As of the Execution Date, the corporations and other entities named in Schedule
6.01 are all of the Material Subsidiaries, such Schedule (x) accurately reflects
(i) the direct owner of the Capital Stock of each such Subsidiary and (ii) the percentage of the issued and outstanding Capital Stock of each such Subsidiary owned by each Obligor, and (y) accurately sets forth the jurisdictions of their respective incorporation or organization and jurisdictions in which they are required to be qualified as foreign corporations, foreign partnerships or other foreign entities to do business.

                  SECTION 6.02. Authorization, Validity, Etc. Each Obligor has the corporate, partnership or other power and authority to execute, deliver and perform its obligations hereunder and under the other Loan Documents to which it is a party and, in the case of each Borrower, to obtain the Loans, the issuance of Letters of Credit and the acceptance and purchase of Bankers' Acceptances hereunder, and all such action has been duly authorized by all necessary corporate, partnership or other proceedings on its part or on its behalf. This Agreement has been duly and validly executed and delivered by or on behalf of each Obligor party hereto and constitutes valid and legally binding agreements of such Obligor enforceable against such Obligor in accordance with the terms hereof, and the Notes and the other Loan Documents to which such Obligor is a party, when duly executed and delivered by or on behalf of such Obligor, will constitute valid and legally binding obligations of such Obligor enforceable in accordance with the respective terms thereof and of this Agreement, except, in each case, (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors' rights generally, and by general principles of equity which may limit the right to obtain equitable remedies (regardless of whether such enforceability is a proceeding in equity or at law) and (b) as to the enforceability of provisions for indemnification for violation of applicable securities laws, limitations thereon arising as a matter of law or public policy.

                  SECTION 6.03. Governmental Consents, Etc. No authorization, consent, approval, license or exemption of or filing or registration with any Governmental Authority, is necessary for the valid execution, delivery or performance by any Obligor of any Loan Document to which it is a party, except those that have been obtained and such matters relating to performance as would ordinarily be done in the ordinary course of business after the Execution Date.

                  SECTION 6.04. Conflicting or Adverse Agreements or Restrictions. Neither the execution, delivery and performance by any Obligor of the Loan Documents to which it is a party, nor compliance with the terms and provisions thereof, nor the extensions of credit contemplated by the Loan Documents, (a) will breach or violate any applicable Requirement of Law, (b) will result in any breach or violation of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of its property or assets pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which it or any of its consolidated Subsidiaries is party or by which any property or asset of it or any of its consolidated Subsidiaries is bound or to which it is subject, except for breaches, violations and defaults under clauses (a) and (b) that collectively for all Obligors will not have a Material Adverse Effect or (c) will violate any provision of the organic documents of any Obligor.

                  SECTION 6.05. Title to Assets. Each Obligor and each consolidated Subsidiary of the Bermuda Parent has good and indefeasible title to its assets, except for such defects in title as would not in the aggregate have a Material Adverse Effect. As of the Effective Date, the property of the Obligor and their Subsidiaries is subject to no Liens, except Permitted Liens and immaterial Liens.

                  SECTION 6.06. Litigation. Except for actions, suits or proceedings described in the filings made by the U.S. Borrower or the Bermuda Parent with the Securities and Exchange Commission pursuant to the Exchange Act, as of the Effective Date there are no actions, suits or proceedings pending for which service of process has been accomplished or, to the best knowledge of any Obligor, threatened with respect to any Obligor, the Loan Documents or any transactions contemplated therein that are reasonably likely to have (individually or collectively) a Material Adverse Effect.

                  SECTION 6.07. Information; Financial Statements. All information heretofore furnished by the U.S. Borrower and the Bermuda Parent to the Agents or any Lender in connection with this Agreement, as affected by the disclosures made herein, in the other Loan Documents and in the filings made by the U.S. Borrower and the Bermuda Parent with the Securities and Exchange Commission pursuant to the Exchange Act, did not as of the date thereof and will not as of the date of the initial Credit Event hereunder, when read together and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect. As of any date prior to the 2002 Merger Date, there has been no material adverse change since December 31, 1997 in the financial condition, business or operations of the U.S. Borrower and its Subsidiaries taken as a whole which could reasonably be expected to have a Material Adverse Effect. As of the 2002 Merger Date or any date thereafter, there has been no material adverse change since the 2002 Merger Date in the financial condition, business or operations of the Bermuda Parent and its Subsidiaries taken as a whole which could reasonably be expected to have a Material Adverse Effect.

                  SECTION 6.08. Investment Company Act. Neither the Bermuda Parent nor any of its Subsidiaries is, or is regulated as an "investment company," as such term is defined in the Investment Company Act of 1940, as amended.

                  SECTION 6.09. Public Utility Holding Company Act. Neither the Bermuda Parent nor any of its Subsidiaries is a non-exempt "holding company," or subject to regulation as such, or, to the knowledge of any Obligor's officers, an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                  SECTION 6.10. ERISA. (a) The U.S. Borrower, and each ERISA Affiliate has maintained and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to have a Material Adverse Effect. Neither the U.S. Borrower nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the U.S. Borrower or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the U.S. Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA Sections 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would in the aggregate reasonably be expected to have a Material Adverse Effect.

                  (b) No accumulated funding deficiency (as defined in Section 412 of the Code or Section 302 of ERISA), in excess of $25,000,000, whether or not waived, exists or is expected to be incurred with respect to any Plan.

                  (c) The U.S. Borrower and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that in the aggregate would reasonably be expected to have a Material Adverse Effect.

                  (d) All contributions have been timely made to all employee benefit plans, as defined in Section 3 of ERISA, except for such failures as would not reasonably be expected to have a Material Adverse Effect.

                  SECTION 6.11. Tax Returns and Payments. Each Obligor and the Material Subsidiaries have caused to be filed all federal income tax returns and other material tax returns, statements and reports (or obtained extensions with respect thereto) which are required to be filed and have paid or deposited or made adequate provision in accordance with GAAP for the payment of all taxes (including estimated taxes shown on such returns, statements and reports) which are shown to be due pursuant to such returns, except where the failure to pay such taxes (collectively for the Obligors and the Material Subsidiaries) would not have a Material Adverse Effect. No material income tax liability of any Obligor or the Material Subsidiaries has been asserted by the Internal Revenue Service of the United States or any other Governmental Authority for any taxes in excess of those already paid, except for taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been created on the books of the Obligors and their Subsidiaries.

                  SECTION 6.12. Requirements of Law; Environmental Matters. (a) The Obligors and each of their consolidated Subsidiaries are in compliance with all Requirements of Law, applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of their business and the ownership of their property, except for such noncompliances which, in the aggregate would not have a Material Adverse Effect.

                  (b) The U.S. Borrower monitors, in the ordinary course of its business, the effect of existing Environmental Laws, and each claim asserted against it, any other Obligor, or any of their Subsidiaries by any Governmental Authority alleging potential liability or responsibility for violation of any Environmental Law, on its business operations and properties. As a result thereof, the U.S. Borrower has reasonably concluded that such Environmental Laws and any such claims would not, in the aggregate, have a Material Adverse Effect.

                  SECTION 6.13. Purpose of Loans. (a) All proceeds of the Loans and Bankers' Acceptances will be used by a Borrower for the purposes set forth in Section 2.08.

                   (b) None of the proceeds of the Loans under the 1998 Chase Credit Agreement or this Agreement were or will be used directly or indirectly for the purpose of buying or carrying any "margin stock" within the meaning of Regulation G or Regulation U (herein called "margin stock") or for the purpose of reducing or retiring any indebtedness (including the indebtedness repaid with the proceeds of the loans made under the 1998 Chase Credit Agreement) which was originally incurred to buy or carry a margin stock, or for any other purpose which might constitute this transaction a "purpose" credit within the meaning of Regulation G or Regulation U. Neither any Obligor nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or any other Loan Document to violate

Regulation G, T, U or X, or any other regulation of the Board or to violate the Exchange Act. Margin stock did not on the Execution Date, and does not constitute more than 25% of the assets of the U.S. Borrower or any other Obligor.

                  SECTION 6.14. Designation of this Agreement and the Obligations. The Indebtedness evidenced by this Agreement constitutes a refinancing of the 1996 Chase Credit Agreement which was subsequently refinanced by the 1998 Chase Credit Agreement. This Agreement constitutes the "principal bank credit agreement" of the U.S. Borrower, and the Obligations hereunder and under the other Loan Documents constitute "Designated Senior Indebtedness" as such phrases are used in the Debenture Indenture.

                  SECTION 6.15. Year 2000 Compliance. The U.S. Borrower has developed a plan to ensure that the systems of the U.S. Borrower and its Material Subsidiaries are compliant with the requirements to process transactions in the year 2000. The U.S. Borrower and its Material Subsidiaries plan to achieve year 2000 compliance through a combination of upgrading to new releases of existing software and replacement of existing software with new fully compliant systems by mid-1999. The expenses and capital expenditures of the U.S. Borrower and its Material Subsidiaries associated with achieving year 2000 compliance would not reasonably be expected to have a Material Adverse Effect. The U.S. Borrower and its Material Subsidiaries are currently gathering information from their key suppliers, vendors and financial institutions regarding year 2000 compliance.

                                                                       EXHIBIT B

                                   ARTICLE VII
                              AFFIRMATIVE COVENANTS


                  Each Obligor covenants and agrees for itself, and each of the U.S. Borrower and the Bermuda Parent covenants and agrees with respect to the Canadian Borrower and each of the other Obligors, that prior to the termination of this Agreement it will duly and faithfully perform, and cause its respective Subsidiaries to perform, each and all of the following covenants:

                  SECTION 7.01. Information Covenants. Each of the Bermuda Parent and the U.S. Borrower will furnish or cause to be furnished to the Agents and each Lender:

                  (a) As soon as available, and in any event within 60 days after the end of each of the first three quarterly accounting periods in each fiscal year the Form 10-Q, or its equivalent, of the U.S. Borrower or Bermuda Parent, as applicable.

                  (b) As soon as available, and in any event within 120 days after the close of each fiscal year, the Form 10-K, or its equivalent, of the U.S. Borrower or Bermuda Parent, as applicable for such fiscal year and certified by Ernst & Young LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Agents and the Majority Lenders, whose certification shall be without qualification or limitation.

                  (c) As soon as available, and in any event within 120 days after the close of each fiscal year, the consolidated balance sheet of the Canadian Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated unaudited statement of income, retained earnings and cash flows for such fiscal year, and setting forth, in each case, comparative consolidated figures for the prior fiscal year, all of which shall be certified by a Responsible Officer of the Canadian Borrower.

                  (d) Promptly upon the mailing thereof to the shareholders of the Bermuda Parent generally, copies of all financial statements, reports and proxy statements so mailed and copies of all press releases.

                  (e) Promptly, and in any event within ten Business Days after any Responsible Officer of any Obligor obtains knowledge of

                            (i) any event or condition which would reasonably be expected to have a Material Adverse Effect; or

                            (ii) any event or condition which constitutes a Default or an Event of Default; or

                            (iii) the occurrence of a Change of Control or Change of Control Event;

a notice of such event or condition, specifying the nature thereof.

                  (f) At the time of the delivery of the financial statements provided for (i) in Sections 7.01(a) and (b), a certificate of a Responsible Officer of the U.S. Borrower and/or the Bermuda Parent, as applicable, in the form of Exhibit 7.01 to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall also set forth calculations required to establish whether the U.S. Borrower and/or the Bermuda Parent, as applicable, was in compliance with the provisions of Article VIII as at the end of such fiscal quarter or fiscal year, as the case may be and (ii) in Section 7.01(b), to the extent there has been any change in the information previously furnished to the Agents and the Lenders on Schedule 6.01, a revised Schedule 6.01.

                  (g) At the time of the delivery of the financial statements provided for in Section 7.01(c), a certificate of a Responsible Officer of the Canadian Borrower to the effect that no Default or Event of Default exists with respect to the Canadian Borrower or, if any such Default or Event of Default does exist, specifying the nature and extent thereof and the action that is being taken or that is proposed to be taken with respect thereto.

                  (h) Promptly, and in any event within 30 days after any Responsible Officer of any Obligor obtains knowledge thereof, notice:

                            (i) of the occurrence or expected occurrence of any material Reportable Event with respect to any Plan, a failure to make any material required contribution to a Plan, any Lien in favor of the PBGC or a Plan, or any withdrawal from, or the termination, reorganization or insolvency (within the meaning of such terms as used in ERISA) of any Multiemployer Plan, or

                            (ii) of the institution of proceedings or the taking of any other action by the PBGC or the U.S. Borrower or any ERISA Affiliate or any Multiemployer Plan with respect to the withdrawal from, or the terminating, reorganization or insolvency (within the meaning of such terms as used in ERISA) of, any Plan which termination, reorganization or insolvency would reasonably be expected to have a Material Adverse Effect, except that no notice shall be required with respect to the merger of a defined contribution plan of one ERISA Affiliate into a defined contribution plan of another ERISA Affiliate.

                  (i) From time to time and with reasonable promptness, such other information or documents (financial or otherwise) with respect to the Bermuda Parent, the U.S. Borrower or any of their Subsidiaries as either Agent or any Lender through the applicable Agent may reasonably request.

                  SECTION 7.02. Books, Records and Inspections. Each Obligor will permit, or cause to be permitted, any Lender, upon written notice, to visit and inspect any of the properties of each of the Bermuda Parent and the U.S. Borrower and their Subsidiaries, to examine the corporate books and financial records of each of the Bermuda Parent and the U.S. Borrower and their Subsidiaries and to discuss the affairs, finances and accounts of any such entities with a Responsible Officer of each of the Bermuda Parent and the U.S. Borrower and such Subsidiaries, all at such reasonable times and as often as such Lender(s), through the applicable Agent, may reasonably request.

                  SECTION 7.03. Insurance and Maintenance of Properties. The Obligors will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its property and business against such liabilities, casualties, risks and contingencies (including business interruption insurance) and in such types and amounts as is customary in the case of Persons engaged in the same or similar businesses and similarly situated.

                  SECTION 7.04. Payment of Taxes and other Claims. Each Obligor will, and will cause each of the Material Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon such Obligor or such Material Subsidiary or upon the income, profits or property of such Obligor or such Material Subsidiary except for (i) such taxes, assessments as would not, individually or in the aggregate, have a Material Adverse Effect and
(ii) any such tax, assessment or governmental charge whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

                  SECTION 7.05. Existence. Except as expressly permitted pursuant to Section 8.02, each Obligor will do all things necessary to preserve and keep in full force and effect the corporate, partnership or other existence, rights and franchises of such Obligor.

                  SECTION 7.06. ERISA Information and Compliance. Except with respect to matters described in clauses (a), (c) and (d) below which would not reasonably be expected to have a Material Adverse Effect, promptly furnish to
Agents: (a) immediately upon receipt, a copy of any notice of complete or partial withdrawal liability under ERISA and any notice from the PBGC under ERISA of an intent to terminate or appoint a trustee to administer any Plan, (b) if requested by either Agent, promptly after the filing thereof with the United States Secretary of Labor or the PBGC or the Internal Revenue Service or any Governmental Authority having jurisdiction under Canadian Pension Legislation, copies of each annual and other report with respect to each Plan or any trust created thereunder, (c) immediately upon becoming aware of the occurrence of any Reportable Event, or of any "prohibited transaction", as such term is defined in Section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Responsible Officer of the applicable Borrower or the applicable ERISA Affiliate specifying the nature thereof, what action the applicable Borrower or the applicable ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken by the PBGC, the Internal Revenue Service, the Department of Labor or any other applicable Governmental Authority with respect thereto, (d) promptly after the filing or receiving thereof by either Borrower or any ERISA Affiliate, any notice of the institution of any proceedings or other actions which may result in the termination of any Plan, and (e) each request for waiver of the funding standards or extension of the amortization periods required by ERISA or Section 412 of the Code or Canadian Pension Legislation promptly after the request is submitted by Borrower or any ERISA Affiliate to the Secretary of the Treasury, the Department of Labor, the Internal Revenue Service or any other applicable Governmental Authority. Each Borrower covenants that it shall and shall cause each ERISA Affiliate to comply, with respect to each Plan and Multiemployer Plan, with all applicable provisions of ERISA, the Code and Canadian Pension Legislation, except to the extent that any failure to comply would not reasonably be expected to have a Material Adverse Effect.

                  SECTION 7.07. Capital Adequacy. If any Lender shall have determined that the adoption after the Effective Date or effectiveness after the Effective Date (whether or not previously announced) of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein after the Effective Date, or any change in the interpretation or administration thereof after the Effective Date by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive after the Effective Date regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency has or would have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder, under the Letters of Credit, the Notes or other Obligations held by it to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, upon satisfaction of the conditions precedent set forth in this Section, after demand by such Lender (with a copy to the appropriate Agent) as provided below, pay (subject to Section 12.18) to such Lender such additional amount or amounts as will compensate such Lender for such reduction. The certificate of any Lender setting forth such amount or amounts as shall be necessary to compensate it and the basis thereof and reasons therefor shall be delivered as soon as practicable to the U.S. Borrower or the Canadian Borrower, as the case may be, and shall be presumed correct, absent manifest error. The U.S. Borrower or the Canadian Borrower, as the case may be, shall pay the amount shown as due on any such certificate within forty-five (45) Business Days after the delivery of such certificate. In preparing such certificate, a Lender may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method.

                  SECTION 7.08. Subsidiaries. The Bermuda Parent covenants that the Subsidiaries identified on Schedule 6.01 are the only Material Subsidiaries as of the Execution

Date. Should any Subsidiary, subsequent to the date hereof, become a Material Subsidiary, the Bermuda Parent shall deliver to the Agents and the Lenders a revised Schedule 6.01 as provided in Section 7.01(f).

                                                                       EXHIBIT C

                                  ARTICLE VIII
                               NEGATIVE COVENANTS


                  Each of the Bermuda Parent, the U.S. Borrower and the Canadian Borrower covenants and agrees with the Agents and the Lenders that prior to the termination of this Agreement it will duly and faithfully perform, and cause its respective Subsidiaries to perform, each and all of the following covenants:

                  SECTION 8.01. Material Change in Business. The Bermuda Parent will not, and will not permit its Material Subsidiaries to, engage in any material business substantially different from those carried on by the U.S. Borrower and its consolidated Subsidiaries taken as a whole on the date hereof.

                  SECTION 8.02. Consolidation, Merger, Sale or Purchase of Assets, Etc. The Bermuda Parent will not, and will not permit any other Obligor to, wind up, liquidate or dissolve its affairs, or effect any merger or consolidation, and the Bermuda Parent will not, and will not permit any consolidated Subsidiary to, sell, lease or otherwise dispose of all or substantially all of its property or assets (other than sales of inventory in the ordinary course of business) except that this Section 8.02 shall not prohibit any of the following transactions, or any agreement to effect the same:

                  (a) if, at the time thereof and immediately after giving effect thereto, no Event of Default or Default shall have occurred and be continuing, the merger of any other Person with and into the Bermuda Parent or any of its Subsidiaries, if, (i) in any transaction involving the Bermuda Parent or the U.S. Borrower, the Bermuda Parent or the U.S. Borrower, as applicable, is the surviving Person; (ii) in any transaction involving the Canadian Borrower, the Canadian Borrower is the surviving entity, or (iii) in any other transaction, a Wholly-Owned Subsidiary is the surviving entity and the Bermuda Parent, the U.S. Borrower and their Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such transaction, with the covenants contained in this Article VIII recomputed as of the last day of the most recently ended fiscal quarter of the Bermuda Parent, the U.S. Borrower and their Subsidiaries as if such transaction had occurred on the first day of each relevant period for testing such compliance, and the U.S. Borrower (with respect to any merger with a Person not a consolidated Subsidiary of the Bermuda Parent) shall have delivered to the Agents an officer's certificate to such effect, together with all relevant financial information and calculations demonstrating such compliance;

                  (b) transactions and transfers of assets among or between Obligors and/or Wholly-Owned Subsidiaries or among and between Wholly-Owned Subsidiaries, in each case, not prohibited by Section 8.07; and

                  (c) dispositions not otherwise permitted hereunder which are made for fair market value; provided that (i) at the time of any disposition, no Default or Event of Default shall exist or shall result from such disposition,
(ii) the aggregate sales price from such disposition shall be paid in cash or otherwise on payment terms satisfactory to the applicable Obligor or Subsidiary, and (iii) the aggregate book value of all assets of the Bermuda Parent and its Subsidiaries, taken as a whole, shall not be reduced at any time to an amount which is less than 80% of the aggregate book value of all assets of the U.S. Borrower, the Canadian Borrower and their Subsidiaries, taken as a whole, on March 31, 1998, as reflected on the U.S. Borrower's pro forma balance sheet dated March 31, 1998.

                  SECTION 8.03. Liens. Each of the Bermuda Parent and the Borrowers will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of any Obligor or any such Subsidiary whether now owned or hereafter acquired, except Permitted Liens.

                  SECTION 8.04. Indebtedness. (a) Each of the Bermuda Parent and the Borrowers will not create, incur or assume, or permit any of their respective Subsidiaries to create, incur or assume any Indebtedness, unless each of the Bermuda Parent, the U.S. Borrower and their Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such transactions, with the covenants contained in this Article VIII recomputed as of the last day of the most recently ended fiscal quarter of each of the Bermuda Parent, the U.S. Borrower and their Subsidiaries as if the transaction in question had occurred on the first day of each relevant period for testing such compliance.

                  (b) Notwithstanding Section 8.04(a), the aggregate principal amount of all Indebtedness of all foreign Subsidiaries (other than the Canadian Borrower) at any time outstanding to any Person other than the U. S. Borrower and the Subsidiaries shall not exceed 12% of the Bermuda Parent's Net Worth at such time.

                  SECTION 8.05. Ownership of Obligors. The Bermuda Parent shall not at any time cease to own, beneficially and of record, directly or indirectly, 100% of the Capital Stock or other equity interest (except for directors' qualifying shares) of the U.S. Borrower and U.S. Holdings. The U.S. Borrower shall not at any time cease to own, beneficially and of record, directly or indirectly, 100% of the Capital Stock (except for director's qualifying shares) of the Canadian Borrower.

                  SECTION 8.06. Financial Covenants. (a) The Bermuda Parent will not permit its Consolidated Indebtedness to exceed 50% of its Total Capitalization at the end of any fiscal quarter.

                  (b) The Bermuda Parent will not permit its Interest Coverage Ratio at the end of any fiscal quarter to be less than 3.0 to 1.0.

                  SECTION 8.07. Limitation on Transactions with Affiliates. Each of the Bermuda Parent and the U.S. Borrower will not, and will not permit any of their consolidated Subsidiaries to, directly or indirectly, conduct any business or enter into, renew, extend or permit to exist any transaction (including the purchase, sale, lease or exchange of any assets or the rendering of any service) or series of related transactions with any Person who is not either (i) a Borrower or one of the Bermuda Parent's consolidated Subsidiaries or (ii) Weatherford\Al-Rushaid Limited or Weatherford Saudi Arabia Limited, on terms that are less favorable to the Bermuda Parent or such consolidated Subsidiary, as the case may be, than would be available in a comparable arm's length transaction. Notwithstanding the foregoing, the restrictions set forth in this covenant will not apply to (i) the payment of reasonable and customary regular fees to directors of the Bermuda Parent or the U.S. Borrower who are not employees of the Bermuda Parent or the U.S. Borrower; (ii) loans and advances to officers, directors and employees of the Bermuda Parent or the U.S. Borrower and their respective Subsidiaries for travel, entertainment and moving and other relocation expenses made in direct furtherance and in the ordinary course of business of the Bermuda Parent, the U.S. Borrower and their respective Subsidiaries; (iii) any other transaction with any employee, officer or director of the Bermuda Parent, the U.S. Borrower or any of their respective Subsidiaries pursuant to employee benefit or compensation arrangements entered into in the ordinary course of business and approved by, as applicable, the Board of Directors of the Bermuda Parent, the Board of Directors of the U.S. Borrower, or the Board of Directors of such Subsidiary permitted by this Agreement; and (iv) customary underwriting or similar transactions with an investment banking Affiliate.

                  SECTION 8.08. Restrictions on Subsidiary Dividends. Each of the Bermuda Parent and the U.S. Borrower will not and will not permit any of its consolidated Subsidiaries to enter into any agreement or contract which limits or restricts in any way the payment of any dividends or distributions by any consolidated Subsidiary of any Obligor to such Obligor or to another consolidated Subsidiary of such Obligor.

                  SECTION 8.09. Debentures. Except as expressly permitted in writing by the Majority Lenders, no Obligor will amend, modify or obtain or grant a waiver of any provision of the Debentures or the Debenture Indenture with respect to the Debentures if such amendment, modification or waiver would be adverse to the Lenders.

                  SECTION 8.10. The Debenture Indenture. No Obligor will take any action that could result in this Agreement failing to be the U.S. Borrower's "principal bank credit agreement" (as such phrase is used in the Debenture Indenture).

                                                                       EXHIBIT D

                                   ARTICLE IX
                         EVENTS OF DEFAULT AND REMEDIES


                  SECTION 9.01. Events of Default and Remedies. If any of the following events ("Events of Default") shall occur and be continuing:

                  (a) (i) any installment of principal on any Note or any Reimbursement Obligation shall not be paid on the date on which such payment is due, or (ii) any payment of interest on any such Note or Reimbursement Obligation or any other amount due hereunder or any other Loan Document shall not be paid within five calendar days following the date on which such payment of interest or such other amount is due; or

                  (b) any representation or warranty made or, for purposes of
Article V, deemed made by or on behalf of any Obligor herein, at the direction of any Obligor or by any Obligor in any other Loan Document or in any document, certificate or financial statement delivered in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made or reaffirmed, as the case may be; or

                  (c) any Obligor shall fail to perform or observe any covenant contained in Article VIII or fails to give any notice required by Section 7.01(e); or

                  (d) any Obligor shall fail to perform or observe any other term, covenant or agreement contained in this Agreement (other than those specified in Section 9.01(a), Section 9.01(b) or Section 9.01(c)) or any other Loan Document to which it is a party and, in any event, such failure shall remain unremedied for 30 calendar days after the earlier of (i) written notice of such failure shall have been given to a Responsible Officer of the U.S. Borrower by either Agent or any Lender or, (ii) a Responsible Officer of any Obligor becomes aware of such failure; or

                  (e) the Bermuda Parent or any Material Subsidiary (i) fails to make (whether as primary obligor or as guarantor or other surety) any principal payment of or interest or premium, if any, on any Indebtedness or the Debentures (other than the Obligations) beyond any period of grace provided with respect thereto (not to exceed 30 days), provided that the aggregate amount of all Indebtedness as to which such a payment default shall occur and be continuing is equal to or exceeds $25,000,000, or (ii) fails to duly observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such failure, either individually or in the aggregate, shall have caused or shall have the ability to cause the acceleration of the payment of Indebtedness with an aggregate face amount which is equal to or exceeds $25,000,000; or

                  (f) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Bermuda Parent, the U.S. Borrower or any Material Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Bermuda Parent, the U.S. Borrower or any Material Subsidiary bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Bermuda Parent, the U.S. Borrower or any Material Subsidiary under any applicable federal, state or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Bermuda Parent, the U.S. Borrower or any Material Subsidiary of any substantial part of its property, or ordering the winding up or liquidation of its affairs, the continuance of any such decree or order for relief or any such other decree or order that shall be unstayed and in effect for a period of 60 consecutive days; or

                  (g) the commencement by the Bermuda Parent, the U.S. Borrower or any Material Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Bermuda Parent, the U.S. Borrower or any Material Subsidiary to the entry of a decree or order for relief in respect of the Bermuda Parent, the U.S. Borrower or such Material Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by the Bermuda parent, the U.S. Borrower or any Material Subsidiary of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by the Bermuda Parent, the U.S. Borrower or any Material Subsidiary to the filing of such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Bermuda Parent, the U.S. Borrower or such Material Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the consent to, approval of or the admission by the Bermuda Parent, the U.S. Borrower or any Material Subsidiary in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Bermuda Parent, the U.S. Borrower or any Material Subsidiary in furtherance of any such action; or

                  (h) there shall be commenced against the Bermuda Parent, the U.S. Borrower or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against the assets of the Bermuda Parent, the U.S. Borrower or any Material Subsidiaries which equals or exceeds $25,000,000 in value and which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or

                  (i) any Loan Document shall (other than with the consent of the Agents and the Lenders), at any time after its execution and delivery and for any reason, cease to be in full force and effect in any material respect, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by any Obligor or any Obligor shall deny that it has any or further liability or obligation thereunder; or

                  (j) any Plan shall incur an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA) which (individually or collectively) exceeds $25,000,000, whether or not waived, or a waiver of the minimum funding standard or extension of any amortization period is sought or granted under Section 412 of the Code with respect to a Plan; any proceeding shall have occurred or is reasonably likely to occur by the PBGC under Section 4069(a) of ERISA to impose liability on the U.S. Borrower, any consolidated Subsidiary or an ERISA Affiliate which (individually or collectively) exceeds $25,000,000; any required contribution to a Plan or Multiemployer Plan in excess of $25,000,000 shall not have been made within 15 days of the date such contribution is due; or the U.S. Borrower, any consolidated Subsidiary or any ERISA Affiliate has incurred or is reasonably likely to incur a liability to or on account of a Plan or Multiemployer Plan under Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA, and there shall result (individually or collectively) from any such event or events a material risk of either (i) the imposition of a Lien(s) upon, or the granting of a security interest(s) in, the assets of the U.S. Borrower, any consolidated Subsidiary and/or an ERISA Affiliate securing an amount(s) equal to or exceeding $25,000,000, or (ii) the U.S. Borrower, any consolidated Subsidiary and/or an ERISA Affiliate incurring a liability(ies) or obligation(s) with respect thereto equal to or exceeding $25,000,000; or

                  (k) a judgment or order shall be entered against the Bermuda Parent, the U.S. Borrower or any Material Subsidiary, which with other outstanding judgments and orders entered against the U.S. Borrower and the Material Subsidiaries equals or exceeds $25,000,000 in the aggregate (to the extent not covered by insurance as to which the respective insurer has acknowledged coverage), and (i) within 60 days after entry thereof such judgment shall not have been discharged or execution thereof stayed pending appeal or, within 60 days after the expiration of any such stay, such judgment shall not have been discharged, or (ii) any enforcement proceeding shall have been commenced (and not stayed) by any creditor upon such judgment;

then, in any such event, and at any time thereafter if any Event of Default shall then be continuing, the U.S. Administrative Agent (or in the case of clause (iii) below, the Canadian Agent) may (and at the direction of the Majority Lenders, shall) do any or all of the following:

                           (i) without notice to the U.S. Borrower, the Canadian Borrower or any other Person, declare the U.S. Commitments and the Canadian Commitments terminated (whereupon the U.S. Commitments and the Canadian Commitments shall be terminated) and/or accelerate the Termination Date to a date as early as the date of termination of the Commitments;

                           (ii) terminate any Letter of Credit allowing for such termination, by sending a notice of termination as provided therein and require the applicable Borrower to provide Cover for outstanding Letters of Credit, and each Borrower agrees to provide such Cover;

                           (iii) require the Canadian Borrower to provide Cover for all outstanding Bankers Acceptance Liabilities, and the Canadian Borrower agrees to provide such Cover;

                           (iv) declare the principal amount then outstanding of and the unpaid accrued interest on the Loans and Reimbursement Obligations and all fees and all other amounts payable hereunder, under the Notes and under the other Loan Documents to be forthwith due and payable, whereupon such amounts shall be and become immediately due and payable, without notice (including notice of acceleration and notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the U.S. Borrower and the Canadian Borrower; provided, that in the case of the occurrence of an Event of Default with respect to any Obligor referred to in Section 9.01(f) or Section 9.01(g), the Commitments shall be automatically terminated and the principal amount then outstanding of and unpaid accrued interest on the Loans and the Reimbursement Obligations and all fees and all other amounts payable hereunder, under the Notes and under the other Loan Documents shall be and become automatically and immediately due and payable, without notice (including notice of acceleration and notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the U.S. Borrower and the Canadian Borrower;

                           (v) increase the interest rate on all amounts then outstanding and the rate of all fees due in respect of Letters of Credit to the Past Due Rate; and

                           (vi) exercise any or all other rights and remedies available to either Agent or any Lenders under the Loan Documents, at law or in equity.

                  SECTION 9.02. Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, without notice to any Obligor (any such notice being expressly waived by each Obligor), to setoff and apply any and all deposits (general or special, time or demand, provisional or final but excluding the funds held in accounts clearly designated as escrow or trust accounts held by any Obligor for the benefit of Persons which are not Affiliates of any Obligor), whether or not such setoff results in any loss of interest or other penalty, and including without limitation all certificates of deposit, at any time held, and any other funds or property at any time held, and other indebtedness at any time owing by such Lender to or for the credit or the account of any Obligor against any and all of the Obligations irrespective of whether or not such Lender or either Agent will have made any demand under this Agreement, the Notes or any other Loan Document. Should the right of any Lender to realize funds in any manner set forth hereinabove be challenged and any application of such funds be reversed, whether by court order or otherwise, the Lenders shall make restitution or refund to the applicable Obligor, as the case may be, pro rata in accordance with their U.S. Commitments or the Canadian Commitments, as the case may be. Each Lender agrees to promptly notify the U.S. Borrower, the Canadian Borrower and the Agents after any such setoff and application, provided that the failure to give such notice will not affect the validity of such setoff and application. The rights of Agents and the Lenders under this Section are in addition to other rights and remedies (including without limitation other rights of setoff) which the Agents or the Lenders may have. This Section is subject to the terms and provisions of Section
4.05 and Section 12.18. Any amounts realized under this Section 9.02 which constitute an asset of the Canadian Borrower shall only be applied to the payment of the Canadian Obligations.

                  SECTION 9.03. Preservation of Security for Unmatured Obligations. In the event that, following (a) the occurrence of an Event of Default and the exercise of any rights available to either Agent or any Lender under the Loan Documents, and (b) payment in full of the principal amount then outstanding of and the accrued interest on the Loans and Reimbursement Obligations and fees and all other amounts payable hereunder and under the Loan Documents and any Letters of Credit or Bankers' Acceptances shall remain outstanding and undrawn upon, the applicable Agent shall be entitled to hold (and each Borrower and each other Obligor hereby grants and conveys to each Agent a security interest in and to) all cash or other proceeds realized or arising out of the exercise of any rights available under the Loan Documents, at law or in equity, including, without limitation, the proceeds of any foreclosure, as collateral for the payment of any amounts due or to become due under or in respect of such Letters of Credit and/or such Bankers' Acceptances. Such proceeds shall be held for the ratable benefit of the U.S. Lenders or the Canadian Lenders, as the case may be. The rights, titles, benefits, privileges, duties and obligations of the applicable Agent with respect thereto shall be governed by the terms and provisions of this Agreement. The applicable Agent may, but shall have no obligation to, invest any such proceeds in such manner as such Agent, in the exercise of its sole discretion, deems appropriate. Such proceeds shall be applied to Reimbursement Obligations arising in respect of any such Letters of Credit, the payment of any Lender's obligations under any such Letter of Credit and/or the Obligations relating to any such Bankers' Acceptance when such Letter of Credit is drawn upon or such Bankers' Acceptance matures, as the case may be. Nothing in this Section shall cause or permit an increase in the maximum amount of the Obligations permitted to be outstanding from time to time under this Agreement. Any amounts realized under this Section 9.03 which constitute an asset of the Canadian Borrower shall only be applied to the payment of the Canadian Obligations.

                  SECTION 9.04. Other Remedies. No remedy conferred herein or in any of the other Loan Documents is to be exclusive of any other remedy, and each and every remedy contained herein or in any other Loan Document shall be cumulative and shall be in addition to every other remedy given hereunder and under the other Loan Documents now or hereafter existing at law or in equity or by statute or otherwise.

                  SECTION 9.05. Currency Conversion After Maturity. At any time following the occurrence of an Event of Default and the acceleration of the maturity of the Obligations owed to the Canadian Lenders hereunder, the Canadian Lenders shall be entitled to convert, with two (2) Business Days' prior notice to the Canadian Borrower, any and all or any part of the then unpaid and outstanding LIBOR Borrowings and Base Rate Borrowings of the Canadian Borrower to Canadian Prime Loans. Any such conversion shall be calculated so that the resulting Canadian Prime Loans shall be the equivalent on the date of conversion of the amount of Dollars so converted. Any accrued and unpaid interest denominated in Dollars at the time of any such conversion shall be similarly converted to Canadian Dollars, and such Canadian Prime Loans and accrued and unpaid interest thereon shall thereafter bear interest in accordance with the terms hereof.

                  SECTION 9.06. Application of Moneys During Continuation of Event of Default. (a) So long as an Event of Default of which the Agent shall have given notice to the Lenders shall continue, all moneys received by the Agent (i) from any Obligor under the Loan Documents shall, except as otherwise required by law, be distributed by the Agent on the dates selected by the Agent as follows:

                  first, to payment of the unreimbursed expenses for which either Agent or any Lender is to be reimbursed pursuant to
                  Section 13.03 and to any unpaid fees owing to the Agents;

                  second, to the ratable payment of accrued but unpaid interest on the Obligations;

                  third, to the ratable payment of unpaid principal of the Obligations;

                  fourth, to the ratable payment of all other amounts payable by the Obligors hereunder;

                  fifth, to the ratable payment of all other Obligations, until all Obligations shall have been paid in full; and

                  finally, to payment to the Obligors, or their respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

                  (b) The term "unpaid" as used in this Section 9.06 shall mean all Obligations outstanding as of any such distribution date (including any amounts unpaid under clause (v) of the last sentence of Section 9.01) as to which prior distributions have not been made, after giving effect to any adjustments which are made pursuant to Section 9.02 of which the Agents shall have been notified.

                                                                       EXHIBIT E

                                   ARTICLE XI
                                    GUARANTY

                  SECTION 11.01 Guaranty. (a) In consideration of, and in order to induce (i) the Canadian Lenders to make Canadian Loans to, and to accept and purchase Bankers' Acceptances from, the Canadian Borrower, (ii) the issuance of Letters of Credit for the account of any Borrower and (iii) the U.S. Lenders to make U.S. Loans to the U.S. Borrower, the Guarantors hereby absolutely, unconditionally and irrevocably guarantee in favor of all of the Lenders, the punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of the Borrower Obligations and all covenants of the Borrowers, now or hereafter existing under this Agreement and the other Loan Documents to which any Borrower is a party, whether for principal, interest (including interest accruing or becoming owing both prior to and subsequent to the commencement of any proceeding against or with respect to such Borrower under any applicable Bankruptcy Code, fees, commissions, expenses (including reasonable attorneys' fees and expenses) or otherwise (all such obligations being the "Guaranteed Obligations"). Each of the Guarantors agrees to pay any and all expenses incurred by each Lender and each Agent in enforcing this Guaranty against any of the Guarantors.

                  (b) This Guaranty is an absolute, unconditional, present and continuing guaranty of payment and not of collectibility and is in no way conditioned upon any attempt to collect from any Obligor or any other action, occurrence or circumstance whatsoever.

                  SECTION 11.02. Continuing Guaranty. (a) Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the other Loan Documents. Each Guarantor agrees that, to the maximum extent permitted by applicable law, the Guaranteed Obligations and Loan Documents to which any Borrower is a party may be extended or renewed, and indebtedness thereunder repaid and reborrowed in whole or in part, without notice to or assent by any of the Guarantors, and that each Guarantor will remain bound upon this Guaranty notwithstanding any extension, renewal or other alteration of the Guaranteed Obligations or such Loan Documents, or any repayment and reborrowing of Loans to any Borrower, or the expiration of the Letters of Credit. The obligations of each Guarantor under this Guaranty are joint and several and absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the other Guarantors under this Agreement or any other Loan Document or any substitution, release or exchange of any other guarantee of or security for the Obligations. To the maximum extent permitted by applicable law, except as otherwise expressly provided in this Agreement or any other Loan Document to which any Guarantor is a party, the obligations of each Guarantor under this Guaranty shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms hereof under any circumstances whatsoever, including:

                  (i) any modification, amendment, supplement, renewal, extension for any period, increase, decrease, alteration or rearrangement of all or any part of the Guaranteed Obligations, or of this Agreement or any other Loan Document executed in connection herewith, or any contract or understanding among the Bermuda Parent, U.S. Holdings, U.S.

      Borrower, the Canadian Borrower, either Agent and/or the Lenders, or any other Person, pertaining to the Guaranteed Obligations;

                  (ii) any adjustment, indulgence, forbearance or compromise that might be granted or given by the Lenders to any Guarantor, any Obligor, or any other Person liable on the Guaranteed Obligations;

                  (iii) the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of any Guarantor, the U.S. Borrower, the Canadian Borrower or any other Person at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of any Guarantor or any Borrower or any sale, lease or transfer of any or all of the assets of any Guarantor or any Borrower, or any changes in the shareholders of any Guarantor or any Borrower, or any reorganization of any Guarantor or any Borrower;

                  (iv) the invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations, or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including the fact that (A) the Guaranteed Obligations, or any part thereof, exceeds the amount permitted by law, (B) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (C) the officers or representatives executing the documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, (D) the Guaranteed Obligations or any part thereof violate applicable usury laws,
      (E) any Guarantor or any Borrower has valid defenses, claims and offsets (whether at law or in equity, by agreement or by statute) which render the Guaranteed Obligations wholly or partially uncollectible from any Guarantor or any Borrower, (F) the creation, performance or repayment of the Guaranteed Obligations (or execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations, or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible, legally impossible or unenforceable, or (G) this Agreement, any other Loan Document, or any other document or instrument pertaining to the Guaranteed Obligations has been forged or otherwise is irregular or not genuine or authentic;

                  (v) any full or partial release of the liability of any Guarantor or any Borrower on the Guaranteed Obligations or any part thereof, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations or any part thereof; it being recognized, acknowledged and agreed by each Guarantor that such Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other Person, and that such Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement that any other Person will be liable to perform the Guaranteed Obligations, or that any Agent or any Lender will look to any other Person to perform the Guaranteed Obligations;

                  (vi) the taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations;

                  (vii) any release, surrender, exchange, subordination, deterioration, waste, loss or impairment of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations;

                  (viii) the failure of either Agent, the Lenders or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;

                  (ix) the fact that any collateral, security or Lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other Lien; it being recognized and agreed by each Guarantor that such Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Guaranteed Obligations;

                  (x) any payment by any Borrower or any Guarantor to either Agent or any Lender is held to constitute a preference under bankruptcy laws, or for any other reason either an Agent or any Lender is required to refund such payment or pay such amount to such Borrower, such Guarantor, or any other Person; or

                  (xi) any other action taken or omitted to be taken with respect to this Agreement, any other Loan Document, the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices the Guarantors or increases the likelihood that the Guarantors will be required to pay the Guaranteed Obligations pursuant to the terms hereof;

it being the unambiguous and unequivocal intention of each Guarantor that such Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Guaranteed Obligations after the termination of all of the Commitments and the expiration or termination of the Letters of Credit.

                  (b) Each Guarantor further agrees that, to the fullest extent permitted by law, as between any of the Guarantors, on the one hand, and the Lenders and the Agents, on the other hand, (i) the maturity of the Guaranteed Obligations may be accelerated as provided in Article IX for the purposes of this Guaranty, notwithstanding any stay, injunction or other prohibition preventing such acceleration of the Guaranteed Obligations, and (ii) in the event of any acceleration of the Guaranteed Obligations as provided in Article IX, the Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guaranty.

                  SECTION 11.03. Effect of Debtor Relief Laws. If after receipt of any payment of, or proceeds of any security applied (or intended to be applied) to the payment of all or any part of the Guaranteed Obligations, either Agent, the applicable Issuer or any Lender is for any reason compelled to surrender or voluntarily surrenders, such payment or proceeds to any Person (a) because such payment or application of proceeds is or may be avoided, invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, fraudulent conveyance, fraudulent transfer, impermissible set-off or a diversion of trust funds or (b) for any other reason, including (i) any judgment, decree or order of any court or administrative body having jurisdiction over either Agent, the applicable Issuer, any Lender or any of their respective properties or (ii) any settlement or compromise of any such claim effected by either Agent, the Issuer of any Letters of Credit or any Lender with any such claimant (including any of the Borrowers), then the Guaranteed Obligations or part thereof intended to be satisfied shall be reinstated and continue, and this Guaranty shall continue in full force as if such payment or proceeds have not been received, notwithstanding any revocation thereof or the cancellation of any instrument evidencing any of the Guaranteed Obligations or otherwise; and each Guarantor shall be liable to pay the Agents, the Issuer of any Letters of Credit and the Lenders, and hereby do indemnify the Agents, the Issuer of any Letters of Credit and the Lenders and hold them harmless for the amount of such payment or proceeds so surrendered and all reasonable expenses (including reasonable attorneys' fees, court costs and expenses attributable thereto) incurred by either Agent, such Issuer or any such Lender in the defense of any claim made against it that any payment or proceeds received by the such Agent, such Issuer or any such Lender in respect of all or part of the Guaranteed Obligations must be surrendered. The provisions of this paragraph shall survive the termination of this Guaranty, and any satisfaction and discharge of any Borrower by virtue of any payment, court order or any law.

                  SECTION 11.04. Waiver. Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and waives presentment, demand for payment, notice of intent to accelerate, notice of dishonor or nonpayment and any requirement that either Agent or any Lender institute suit, collection proceedings or take any other action to collect the Guaranteed Obligations, including any requirement that either Agent or any Lender protect, secure, perfect or insure any Lien against any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral (it being the intention of the Agents, the Lenders and the Guarantors that this Guaranty is to be a guaranty of payment and not of collection). It shall not be necessary for either Agent or any Lender, in order to enforce any payment by any Guarantor hereunder, to institute suit or exhaust its rights and remedies against any other Guarantor, any Borrower or any other Person, including others liable to pay the Guaranteed Obligations, or to enforce its rights against any security ever given to secure payment thereof. Each Guarantor hereby expressly waives to the maximum extent permitted by applicable law each and every right to which it may be entitled by virtue of the suretyship laws of the State of Texas or any other state in which it may be located, including any and all rights it may have pursuant to Rule 31, Texas Rules of Civil Procedure, Section 17.001 of the Texas Civil Practice and Remedies Code and Chapter 34 of the Texas Business and Commerce Code. Each Guarantor hereby waives marshaling of assets and liabilities, notice by either Agent or any Lender of any indebtedness or liability to which such Lender applies or may apply any amounts received by such Lender, and of the creation, advancement, increase, existence, extension, renewal, rearrangement or modification of the Guaranteed Obligations. Each Guarantor expressly waives, to the extent permitted by applicable law, the benefit of any and all laws providing for exemption of property from execution or for valuation and appraisal upon foreclosure.



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

                  SECTION 11.05. Full Force and Effect. This Guaranty is a continuing guaranty and shall remain in full force and effect until all of the Guaranteed Obligations under this Agreement and the other Loan Documents to which any Borrower is a party and all other amounts payable under this Guaranty have been paid in full (after the termination of the Commitments and the termination or expiration of the Letters of Credit). All rights, remedies and powers provided in this Guaranty may be exercised, and all waivers contained in this Guaranty may be enforced, only to the extent that the exercise or enforcement thereof does not violate any provisions of applicable law which may not be waived.

                                                                   SCHEDULE 6.01


                              MATERIAL SUBSIDIARIES